Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Amendment 1 to Form 1-A, of our report dated March 30, 2022, with respect to the consolidated financial statements of Manufactured Housing Properties Inc. as of December 31, 2021 and 2020, and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in this Offering Statement.

/s/ Friedman LLP

Marlton, New Jersey
April 13, 2022